Exhibit 10(ar)

EMPLOYMENT AND NON-COMPETE AGREEMENT

EMPLOYMENT AND NON-COMPETE AGREEMENT (“Agreement”) made and entered into as of the 1st day of June, 2001 by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation (“Company”), and Larry Blaney, an individual whose current residence address is 3 Blackberry Ct., Aurora IL 60605 (“Employee”).

RECITALS

WHEREAS, The Company has employed Employee under an Employment and Non-Compete Agreement dated as of March 1, 1998 which had an original Employment Term until May 31, 2001; and

WHEREAS, the Company and the Employee desire to continue such employment on the terms and conditions set forth in this new Employment and Non-Compete Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

NATURE AND TERM OF EMPLOYMENT

1.01    Employment. The Company hereby agrees to employ Employee and Employee hereby accepts employment as Company’s Vice President and General Manager of its Virtual Display Systems business unit (“VDS”) reporting to the Company’s President, Bruce W. Johnson, or such other person as the Company may designate.

1.02    Term of Employment. Employee’s employment shall continue pursuant to this Agreement commencing as of June 1, 2001 and shall continue thereafter on an “at will” basis. In the event of termination the Company may assign such duties or no duties to Employee as it, in its discretion, desires during any notice period, if any. The Company may pay compensation in lieu of notice for the required balance of notice period, if any. Employee will be employed on a full time basis for the Company, and it is understood that the hours of work involved may vary and be irregular and are those hours of work required to meet the objectives of the employment. Employee acknowledges that this clause constitutes agreement to work such hours where such agreement is required by law.

1.03    Duties. The duties of Employee at the commencement of his employment hereunder in general shall be to devote, under the supervision and direction of the Company’s President, 3 days a week to the sales management of the Company’s Product Lines 201 and 202 and 2 days per week to the management of VDS until the sales of VDS reach $2,000,000 per year at which point Employee will devote 2 days a week to the sales management of Product Lines 201 and 202 and 3 days a week to the management of VDS, and when the sales of VDS reach $5,000,000 per year Employee would cease responsibility for the sales management of Product Lines 201 and 202 and devote his full time and attention to the management of VDS. In his management of VDS, Employee shall:

(a)    have overall responsibility for the management and profitability of VDS;

(b)    submit an annual budget to the Company covering all phases of the business operation of VDS;

(c)    upon acceptance of this budget by the Company, manage VDS to reach the objectives of the budget;

(d)    not make capital expenditure or lease commitments outside of budget without prior approval of the Company’s President and the Company’s Vice President of Finance;

(e)    not grant credit, enter into contracts or make inventory commitments other than as permitted under the Company’s Corporate Guidelines; and

(f)    provide regular reporting to the Company on the progress of VDS either by access through the Company computer system or by supplementary written reports in the following areas:

Monthly:	sales statistics

Quarterly:	provide a review of progress to date comparing performance to budget.

and have such other duties and responsibilities as shall be assigned to Employee from time to time and follow the supervision and direction of the Company’s President, or such other person or persons as the Company may from time to time designate, in the performance of such duties. Employee will adhere to the policies, rules, systems and procedures of the Company as shall be in force from time to time, including, without limitation, the Company’s Code of Conduct. The Company reserves the right to change the provisions of any of these policies at any time.

Employee agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder. During the term of his employment and during any period during which Employee is receiving payments pursuant to Article 2 and/or Section 5.04, Employee shall well and faithfully serve the Company and agrees that he shall not, during such term, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business, or employment that in any way conflicts with the performance of his obligations hereunder. Further, Employee will not, during term of his employment or during any period during which Employee is receiving payments pursuant to Article 2 and/or Section 5.04, engage in any activity, whether or not such business activity is pursued for gain or any other pecuniary advantage, which is intended or would reasonably be expected to have a material adverse affect on the Company’s reputation, goodwill or business relationships or which is intended or would reasonably be expected to result in material economic harm to the Company.

ARTICLE TWO

COMPENSATION AND BENEFITS

For all services to be rendered by him in any capacity hereunder (including as an officer, director, committee member or otherwise of the Company or any parent or subsidiary thereof or any division of any thereof) on behalf of the Company, the Company agrees to pay Employee so long as he is employed hereunder, and the Employee agrees to accept, the following compensation:

2.01    Base Salary. During the term of Employee’s employment hereunder, the Company shall pay, or cause to be paid, to Employee an annual base salary (“Base Salary”) of One Hundred Nine Thousand Five Hundred Dollars ($109,500), payable in equal installments as are customary under Company’s payroll practices from time to time. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise. However, Employee shall not be required to work on Saturdays, Sundays and holidays as a general practice but only occasionally as may be required to meet the objectives of his employment. The Company may review and adjust the Employee’s Base Salary from year to year, but during the term of the Employee’s employment hereunder the Company may not decrease the Employee’s Base Salary below the amount set forth in this Section 2.01 and it is anticipated that Employee will receive a minimum cost of living increase.

2.02    Bonus. During the term of Employee’s employment hereunder, the Company shall pay, or cause to be paid, to Employee a bonus (“Bonus”) commencing for the period after June 1, 2001 computed annually for each fiscal year of the Company until the date on which Employee’s employment with the Company is terminated in accordance with this Agreement, in an amount equal to the amount which equals 25% of the cumulative net pre-tax profits before provision for any Bonus for such period, if any, of VDS and after a charge (computed on a fiscal quarterly basis) for the Company’s investment in VDS as hereinafter provided. In making the computation the following shall be taken into account:

(a)    The Company’s investment in the Virtual Displays Division which shall be provided from time to time in accordance with the VDS budget as approved;

(b)    All additional investment in cash or in kind in the Virtual Displays Division by the Company shall be added to its investment in the Division as and when made from time to time, cash may be taken out and invested from time to time at the discretion of the Company;

(c)    The Company shall be entitled to an annual pre-tax return on its investment in VDS equal to its current cost of capital (at this time it is 8%) on the amount so invested from time to time;

(d)    The Company shall maintain internal financial records which reflect VDS as a discrete and separate business entity; and

(e)    VDS financial records referred to in (d) above shall include all direct expenses of VDS except for the Bonus, appropriate charges for expenses of the Company which are of a general nature and not directly chargeable to any one business unit as set forth in the Business Plan for VDS approved for the year, and taxes other than income tax, if any, computed as if VDS stood alone as a separate entity not a part of the Company, and otherwise charges and computations shall be made in accordance with accepted accounting practices as generally applied by the Company and as reflected in the Pro Forma calculation attached hereto as Exhibit A.

If Employee shall be employed for only a portion of a fiscal year the Bonus for that year shall be reduced ratably for the portion of the year not employed. The chief financial officer of the Company shall make and deliver to Employee a computation of the Bonus amount, if any, for each fiscal year, or portion thereof, of the Company after June 1, 2000, within 120 days after the end of each fiscal year of the Company’s hereafter. Employee shall have fourteen (14) days after receipt of the computation to notify the Company in writing of any disagreement with the computation by specifying the particulars of such disagreement. If notice of disagreement is not received by the Company within such period, such computation shall be, in all respects, final and binding upon the Company and the Employee. If notice of disagreement is received in a timely manner the parties shall seek to resolve the disagreement through discussion. If so resolved, the computation resulting from such resolution shall be in all respects final and binding upon the Company and the Employee. If the parties are unable to resolve the disagreement by discussion, either party by written notice to the other given not sooner than seven (7) days after the Employee’s notice of disagreement, may submit the disagreement to the firm of independent public accountant’s then acting as the Company’s auditor. The decision of such audit firm shall be final and binding upon the Company and the Employee. The costs, expenses and fees of such audit firm in connection with resolving a disagreement shall be borne by the parties in proportion to the allowance of the amount in dispute by the audit firm, e.g. if the Employee is claiming an additional $10,000 of Bonus and the audit firm determines Employee is entitled to an additional $1,000, then the Employee will pay 90% and the Company 10% of the audit firm’s costs, expenses and fees for such determination.

2.03    Supplemental Bonus. During the term of the Employee’s employment hereunder while he manages the Company’s Product Lines 201 and 202, the Employee shall receive a supplemental bonus for his activities in managing Product Lines 201 and 202 (“Supplemental Bonus”) as a participant in the Company’s Annual RSM Incentive Plan. Employee’s Supplemental Bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan. The Employee’s “target bonus percentage” for the purpose of the Annual Incentive Plan shall be 50% of his Base Salary. Presently the Company pays (and Employee will receive) Supplemental Bonus earned under the Annual Incentive Plan on a quarterly basis with payments made on the first regular payroll payment date after it publishes its quarterly earnings for the general public.

2.04    Payment of Bonus. The Company shall pay to the Employee his Bonus for a fiscal year within 30 days after the amount is computed and finalized as provided above in 2.02; provided, however, that upon written notice to the Company from Employee during the 10 day period after the amount is computed and finalized as provided above in 2.02, subject to the other provisions of this Agreement (including, without limitation, those relating to termination of employment), Employee may elect to receive such Bonus in cash or may defer receipt thereof, in whole or in part, to a later date. If payment is deferred such amount shall be deemed a reduction in the investment required by the Company in VDS for purposes of computing future cumulative net pre-tax profits of VDS until withdrawn.

2.05    Special Bonus. In the event the Company should spin off VDS as a separate corporate entity, or sell substantially all of the assets and business of VDS as a going business, then, in such event Employee shall be entitled to, and the Company shall pay Employee, a special bonus in an amount equal to 35% of the amount by which the value of the consideration received by the Company in such transaction exceeds the amount of the investment of the Company in VDS immediately prior to the transaction, less Bonuses paid to date that were not charged against the VDS investment. Such special bonus shall be payable in cash or in kind, in whole or in part, at the discretion of the Company. In the event of Employee’s death prior to a Special Bonus becoming due under this paragraph, then, in such event, the Company shall, within 12 months of Employee’s death, pay to Employee’s spouse surviving him an amount equal to 35% of the net book value of VDS as reflected by the Company’s records in accordance with the terms of this Agreement. Any dispute with respect thereto shall be resolved in the same manner as disputes under 2.02 hereof. In the event that the Company should spin off VDS as a separate corporate entity, or sell substantially all of the assets and business of VDS as a going business before payment under the foregoing sentence is made to Employee’s surviving spouse, then, in such event Employee’s surviving spouse shall receive the amount Employee would have received under this 2.05 less any payments previously made to her under this 2.05.

2.06    Other Benefits. Employee will be entitled to participate in those benefit plans made available from time to time by the Company to executive level employees (“Other Benefits”). Information describing the current insurance programs, holiday and vacation entitlement, and other benefits has been provided to Employee. The Company reserves the right to change the provisions of or eliminate any of these benefits and plans, at any time and from time to time. It is only intended that Employee shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof and subject to discretion of the Company reserved in any such plan.

2.07    Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for national, federal, provincial, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

ARTICLE THREE

CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

3.01    Definition of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean information about certain matters which are confidential to the Company which information is the exclusive property of the Company, including without limiting the generality of the foregoing:

(i)    information concerning product design and data sources;

(ii)    names and addresses, buying habits and preferences of present and prospective clients or customers of the Company;

(iii)    pricing and sales policies, techniques and concepts; and

(iv)    trade secrets.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which the Company utilized, developed or otherwise acquired such information or materials and which Employee has gathered or obtained (other than on behalf of the Company) after termination of his employment with the Company from such other public sources by his own expenditure of significant time, effort and money after termination of his employment with the Company. Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement; provided that the foregoing shall not be deemed to preclude the use by Employee of public information of such nature within the general knowledge of Employee, either prior to or after termination of his employment with the Company.

3.02    Non-Disclosure of Confidential Information. Employee acknowledges that such information as referred to in 3.01 above could be used to the detriment of the Company. Accordingly, Employee undertakes to treat confidentially all such Confidential Information and agrees not to disclose same to any third party either during his employment, except as may be necessary to perform his duties to the Company hereunder, or after termination of his employment, except with the advance written permission of the President of the Company or his designate.

3.03.    Ownership of Confidential Information. Employee acknowledges and agrees that all items of any and every nature or kind created, developed or produced by the Employee heretofore or hereafter pursuant to this Agreement, or in connection with his prior employment or relationship with Eternal Graphics, or furnished to the Employee by Eternal Graphics, the Company or any subsidiary, affiliated, associated and parent companies of Eternal Graphics or the Company or their customers or clients, including without limitation, all work in progress, equipment, samples, lists, books, records, business cards, reports, files, manuals, and customer lists and data and other Confidential Information shall remain and be considered the exclusive property of the Company, at all times, and shall be immediately returned to the Company, together with all copies thereof or notes with respect thereto in whatever form (including, without limitation, electronic) existing, in good condition upon request by the Company or immediately upon termination, however caused, of services pursuant to this Agreement.

3.04.    Application. The Employee agrees that this Article Three applies in regard to confidential information of clients and customers of the Company and Eternal Graphics and subsidiary, affiliated, associated and parent companies of the Company and Eternal Graphics and their clients and customers.

ARTICLE FOUR

NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01    Covenant Not To Compete Employee covenants and agrees that he shall not, during the term of the Employee’s employment with the Company and for a period of one (1) year after termination of Employee’s employment with the Company for any or no reason, alone or in conjunction with any other corporation, firm, partnership, person, venture or other entity, directly or indirectly, engage in the design, manufacture, sale or distribution of any products of the type designed, manufactured, sold or distributed by the Company during the period beginning twelve months prior to the date of termination of his employment with the Company, in any geographic area in which the Company was engaged in such business during such period.

4.02    Covenant Not To Solicit Customers or Suppliers. During the term of Employee’s employment with the Company and for a period of one (1) year after termination of Employee’s employment with the Company for any or no reason, Employee will not, on behalf of himself or on behalf of another person, corporation, partnership or entity, canvas, call upon, solicit, entice, persuade, or induce any individual or entity which was or is a client, customer or supplier, or prospective client, customer or supplier, of the Company upon whom Employee called or whose account he supervised on behalf of the Company, during the last twelve (12) months of Employee’s employment with the Company, for the following:

(a)    except on behalf of the Company, to purchase (with respect to clients or customers) or sell (with respect to suppliers) Competing Products, or

(b)    to request or advise any such client, customer or supplier to withdraw, curtail or cancel its business with the Company, and

Employee shall not approach, respond to, or otherwise deal with any such client, customer or supplier for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

“Competing Products” as used in this Article means products or services which are similar to, compete with, or can be used for the same purposes as products or services sold or offered for sale by the Company or which were in development by the Company within the last twelve (12) months of Employee’s employment with the Company.

4.03    Covenant Not to Solicit Employees. During the term of Employee’s employment with the Company and for a period of one (1) year after termination of Employee’s employment with the Company for any or no reason, Employee will not, for any reason, employ, solicit or endeavor to entice away from the Company (whether for his own benefit or on behalf of another person or entity) any employees of the Company who have had access to Confidential Information to work for any competitor of the Company, nor will Employee otherwise attempt to interfere (to the Company’s detriment) in the relationship between the Company and any such employees.

4.04    Independent Obligations. Each obligation of each subparagraph and provision of this Article shall be independent of any obligation under any other subparagraph or provision hereof.

ARTICLE FIVE

TERMINATION

5.01    Termination of Employee for Cause. The Company shall have the right to terminate Employee’s employment at any time for “cause.” Prior to such termination, the Company shall provide Employee with written notification of any and all allegations constituting “cause” and the Employee shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of the Employee’s response, the Company shall meet with the Employee to discuss the allegations.

For purposes hereof, “cause” shall mean (i) an act or acts of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (ii) material violations by the Employee of the Employee’s obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Company, (iii) any violation by the Employee of any of the provisions of Articles Three, or Four or Section 7.07 or the last paragraph of Section 1.03, or (iii) Employee being charged, indicted or convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, or (c) any violation of law which would impair the ability of the Company or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business. Notwithstanding the foregoing Employee being charged, indicted or convicted of a felony or other crime under the Internal Revenue Code with respect to tax obligations for any period prior to the date hereof shall not be “cause” unless the same prevents him from carrying out his duties and obligations under this Agreement. Additionally, if the Employee is named, charged or indicted in any civil or criminal action that has been brought against the Company and not against the Employee individually and/or for alleged acts committed by Employee at the direction or advice of Company such action against the Employee shall not constitute “cause.”

5.02    Termination of Employee Because of Employee’s Disability, Injury or Illness. The Company shall have the right to terminate Employee’s employment if Employee is unable to perform the duties assigned to him by the Company because of Employee’s disability, injury or illness, provided however, such inability must have existed for a total of 180 consecutive days before such termination can be made effective.

5.03    Termination as a Result of Employee’s Death. The obligations of the Company to Employee pursuant to this Agreement shall automatically terminate upon Employee’s death, except as provided in 2.05.

5.04    Termination of Employee for any Other Reason. The Company shall have the right to terminate Employee’s employment at any time at will for any reason upon written notice to Employee. If Employee’s employment is terminated by the Company (including a termination following the sale of the business or assets of the VDS or Data Display Group, unless Employee continues in the employ of the purchaser thereof in which event Employee is not entitled to any payment other than what is provided for in Section 5.05 below) other than the reasons set forth in Sections 5.01, 5.02 or 5.03 above, the Company shall continue to pay to Employee his then current Base Salary for one year and his Bonus and Supplemental Bonus, if any, prorated and accrued to the date of termination. In the event of termination under Section 5.01, 5.02 or 5.03 the Company shall pay to Employee his then current Base Salary and his Bonus and Supplemental Bonus, if any, prorated and accrued to the date of termination. Further, in any of case of termination under Sections 5.01, 5.02, 5.03 or 5.04 Employee shall not be entitled to receive, unless otherwise required by law, any Other Benefits after the date of termination.

5.05    Termination by Employee. Subject to the provisions of Articles Three and Four above and Section 7.07 and the last paragraph of Section 1.03, Employee may terminate his employment with the Company at any time, by written notice to the Company. If Employee’s employment is so terminated, the Company shall be obligated to continue to pay to Employee his then current Base Salary and Other Benefits accrued up to and including the date on which Employee’s employment is so terminated, however, Employee and the Company acknowledge and agree to the fullest extent permitted by law, that Employee shall forfeit, and the Company shall not be responsible to pay or fund, directly or indirectly, any accrued but unpaid Bonus, Supplemental Bonus or award (howsoever described); accumulated but unpaid sick leave; accumulated but unpaid vacation time; deferred compensation; severance pay or benefits; any and all benefits which are accrued but not vested under any pension, profit sharing or other qualified retirement plan and all service credits under each such plan (subject to any reinstatement of such credits upon future reemployment with the Company in accordance with federal law); and right to post-employment coverage under any health, insurance or other welfare benefit plan, except rights arising under Title X of COBRA or any similar federal or state law; or any Other Benefits, if any, provided to Employee under any policy, program or plan of the Company not specifically described above, after the date of termination to which Employee might otherwise be entitled under this Agreement but for his resignation. Notwithstanding the foregoing, if the Employee terminates his employment for “Good Reason,” he shall be entitled to all of the benefits contained in Section 5.04 above as if he had been terminated without cause. Good Reason means Company breaches its obligations hereunder in any material respect and fails to cure such breach within 30 days after written notice of such breach from Employee.

ARTICLE SIX

REMEDIES

6.01    Employee acknowledges that the restrictions contained in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests of the Company and that violation thereof would result in irreparable injury to the Company. Employee therefore acknowledges and agrees that in the event of a breach or threatened breach by Employee of the provisions of Article Three or of Article Four, Section 7.07 or the last paragraph of Section 1.03, the Company shall be entitled to an injunction restraining Employee from such breach or threatened breach. Nothing herein shall be construed as prohibiting or limiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies. The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall not begin to run until the violation is cured.

6.02    Survival. The provisions of this Article Six and of Articles Three and Four and Section 7.07 and the last paragraph of Section 1.03 shall survive the termination or expiration of this Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7.01    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and the Company’s subsidiaries, and the Company’s and its subsidiaries’ successors and assigns. Any modification to this Agreement must be in writing, signed by the parties hereto. This Agreement will survive any change to remuneration whether or not it complies with this requirement.

7.02    Severability. In the event that any provision(s) of this agreement or part(s) thereof is held to be unenforceable in any jurisdiction, such decision shall not affect any of the remaining provisions or parts thereof and such remaining provisions and parts thereof shall remain in full force and effect.

7.03    Notices. Any notice required or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally, or if mailed by registered mail to the Employee’s last address as set out on Company’s employment records or to such other address as provided by notice in accordance with this 7.03. Any notice required or permitted to be given to the Company shall be sufficiently given if mailed, by registered mail to the address of the principal place of business of the Company or to such other address as provided by notice in accordance with this 7.03. Any notice given by mail shall be deemed to have been given forty-eight (48) hours after the time it is posted.

7.04    Waiver. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

7.05    Continuing Obligation. The obligations, duties and liabilities of Employee pursuant to Articles Three and Four and Section 7.07 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

7.06    No Conflicting Obligations or Use. The Company does not desire to acquire from Employee any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non compete or similar agreement to which Employee may be subject. Employee represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or non disclosure or non compete agreement or any other agreement having a similar intent, effect or purpose, and (ii) he is free to use and divulge to the Company, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to the Company during the performance of services hereunder.

7.07    Reputation. Employee agrees that he will at no time engage in conduct which libels, slanders, destroys or is intended to or can reasonably be expected to diminish the reputation or goodwill of the Company, its parents or subsidiaries, or their respective shareholders, directors, officers, employees, or agents or the products sold by the Company or any of its parents or subsidiaries. Employee shall not be in violation of this obligation if his statements are truthful. This obligation shall survive the termination of this Agreement.

7.08    Captions. The captions of this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

7.09    Assignment. Employee and the Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Company under this Agreement may be assigned or transferred pursuant to a sale of the VDS business, merger, consolidation, share exchange, sale of substantially all of the Company’s VDS assets, or spin off of the VDS business to a separate corporate entity or other reorganization, or through liquidation, dissolution or otherwise, whether or not the Company is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the VDS assets of the Company and such assignee or transferee assumes the rights and duties of the Company, if any, as contained in this Agreement, either contractually or as a matter of law.

7.10    Independent Legal Advice. The Employee acknowledges that he has had the opportunity to obtain independent legal advice with respect to the execution of this Agreement, and that he has read, understands and agrees with all of the terms and conditions contained herein.

IN WITNESS WHEREOF, the parties have duly executed this agreement as of the 1st day of June, 2001 in LaFox, Illinois

Richardson Electronics, Ltd.
/s/ Edward J. Richardson (signature )
/s/ Edward J. Richardson
(print name)

Employee

/s/ Larry R. Blaney

(signature)

Larry Blaney

(print name)